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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT (the "AGREEMENT"), entered into in the city of Buenos Aires, on June 30, 2000, by and among AT&T LATIN AMERICA CORP., a company organized under the laws of the State of Delaware, United States of America ("AT&T LATIN AMERICA"), MR. ALEJANDRO OSVALDO ROSSI (the "EXECUTIVE"), marital status married, holder of the DNI number 14.012.554, domiciled at Avenida del Libertador 2112, Piso 6, city of Buenos Aires, and KEYTECH L. D. (the "COMPANY"), domiciled at 25 de Mayo 489, 4th. floor, city of Buenos Aires, represented by Mr. Jorge D. Ortiz, nationality Argentine, holder of the DNI 13.617.471, acting in the capacity of attorney-in-fact.

          WHEREAS, pursuant to the Stock Purchase Agreement, dated as of February 23, 2000, among AT&T Latin America, the Executive and others (the "STOCK PURCHASE AGREEMENT"), the parties thereto have agreed to enter into the business combination transaction described therein; and

          WHEREAS, the Executive has served as the Chief Executive Officer ("CEO") of the Company; and

          WHEREAS, AT&T Latin America and the Company desire that, following the "CLOSING DATE" (as defined in the Stock Purchase Agreement) the Executive serve




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as the Company's CEO, and the Executive desires to so serve, in each case upon the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the mutual covenants herein contained, AT&T Latin America, the Company and the Executive hereby agree as follows:

          1.   EMPLOYMENT PERIOD.

          (a) AGREEMENT TO EMPLOY. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment by the Company, pursuant to the terms and conditions set forth in this Agreement. The Executive represents that (i) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (ii) he has not, and in connection with his employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which he is or may be bound and (iii) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer other than the Company. The period during which the Executive is employed pursuant to this Agreement shall be referred to as the "EMPLOYMENT PERIOD".

          2.   POSITION AND DUTIES.

          (a) During the Employment Period, the Executive shall be employed as CEO of the Company and shall have such duties and responsibilities as are





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customarily assigned to individuals serving in such position and such other duties consistent with Executive's title and position as the Board of Directors of the Company (the "BOARD") or the Chief Executive Officer of AT&T Latin America (or his designees) specifies from time to time. The Executive shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities. During the Employment Period, and excluding any periods of vacation, holiday, personal leave and sick leave to which the Executive is entitled, the Executive shall devote the Executive's full business time, attention and ability to the business and affairs of the Company and shall use the Executive's reasonable best efforts to carry out the Executive's responsibilities faithfully and efficiently in a professional manner. It shall not be considered a violation of the foregoing for the Executive to (i) serve on corporate or civic boards reasonably approved by the Company or on charitable boards or committees and (ii) manage his or his family's personal investments, in each case so long as such activities do not substantially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement, do not violate the Company's rules and policies (or present a material conflict of interest with the Company) and do not otherwise constitute a violation of Section 7 (relating to non-competition) of this Agreement. The Executive shall comply with the rules and policies of the Company that are generally applicable to the Company's senior executives.





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          3.   COMPENSATION.

          (a) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary of United States ("US") $300,000, payable pursuant to the Company's normal payroll practices, but no less frequently than US $25,000 monthly ("ANNUAL BASE SALARY"). Commencing in 2001, the Annual Base Salary then in effect shall be reviewed by the Board and may be increased by such amount as the Board in its sole discretion shall determine.

          (b) ANNUAL BONUS. During the Employment Period, the Executive shall have an annual incentive bonus opportunity in an amount equal to 50% of his Annual Base Salary, which shall be payable if the Executive and the Company each achieve the pre-established performance objectives established from time to time by the Board for the applicable period. The Board's determination with respect to the payment and amount of the annual bonus shall be final and conclusive. Any annual bonus determined by the Board shall be paid at such time as bonuses are generally paid to the Company's senior executives.

          (c) SUELDO ANUAL COMPLEMENTARIO. Each year the Executive shall be entitled to receive a complementary annual payment as required by Argentine Labor Laws (the "SUELDO ANUAL COMPLEMENTARIO") in an amount equal to one month of base salary. The Executive acknowledges and agrees that the annual bonus, the Stock Options (as described below) and the Retention Award (as described below) shall not be included in the computation of the "Sueldo Anual Complementario".

          (d)  RETENTION AWARD AND STOCK OPTION GRANT.




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          (i) RETENTION AWARD. The Executive shall be paid US $500,000 on the first anniversary of the Closing Date (the "RETENTION AWARD") by wire transfer to the account of the Executive with the Chase Manhattan Bank, New York, NY, ABA #021-00021, A/C Donaldson, Lufkin & Jenrette Sec., Pershing Division, subject (except as otherwise provided in this Agreement) to the Executive's continuous employment as the Company's CEO through such date.

          (ii) STOCK OPTION GRANT. As soon as practicable after the Closing Date, the Company shall recommend to the Board of Directors of AT&T Latin America that the Executive be issued stock options representing the right to acquire 100,000 shares of Class A Common Stock of AT&T Latin America (the "STOCK OPTIONS"). The Stock Options shall have an exercise price of US $21.21 per share. The Stock Options shall vest and become exercisable with respect to one-half (50%) of the shares subject to the Stock Options on the second anniversary of the Closing Date, twenty-five percent (25%) upon the third anniversary of the Closing Date, and the final twenty-five percent (25%) on the fourth anniversary of the Closing Date. The Stock Options shall be granted pursuant to a stock incentive plan to be adopted by AT&T Latin America and shall be subject to the terms and conditions of the plan and the related stock option agreement to be entered into between the Executive and AT&T Latin America. Notwithstanding the foregoing, in the





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     event any person or group of persons acting together (other than AT&T Latin
     America or any of its affiliates) acquires in a transaction or a series of related transactions more than 50% of the combined voting power of the Company's then outstanding securities, the Stock Options shall immediately vest and become exercisable.

          (e) BENEFITS. The Executive shall be entitled to participate in all benefit plans and programs that the Company may establish from time to time for its Argentine employees, subject to the terms and conditions of such plans or programs.

          (f) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in carrying out the Executive's duties under this Agreement in accordance with the policies of the Company, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

          (g) VACATION. During the Employment Period, the Executive shall be entitled to up to four (4) weeks paid vacation each year, consistent with the Company's policy for its senior executives.

          4.   TERMINATION OF EMPLOYMENT.

          (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death or upon a determination by the Board to terminate the Executive's employment as a result of his Disability during the Employment Period. For purposes of this Agreement, "DISABILITY" shall mean a physical or mental disability that prevents or is reasonably expected to prevent the performance by the Executive of his duties hereunder for a continuous period




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of 90 days or longer or for 120 days or more in any 12-month period. The determination of Executive's Disability shall (i) be made by an independent physician who is reasonably acceptable to the Company and Executive (or his representative), (ii) be final and binding on the parties hereto and (iii) be made taking into account such competent medical evidence as shall be presented to such independent physician by Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Company to advise such independent physician.

          (b) BY THE COMPANY. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, "CAUSE" shall mean the Executive's (i) engaging in fraudulent or dishonest conduct (as determined by a finding, order, judgement or decree in any court or administrative agency of competent jurisdiction, in any action or proceeding, whether civil, criminal, administrative or investigative); (ii) conviction of, or entering a plea of nolo contendere to, a felony criminal offense or comparable crime in any jurisdiction that uses a different nomenclature; (iii) willful refusal to perform his material employment-related duties or responsibilities or intentionally and knowingly engaging in any activity that is in material conflict with or is materially adverse to the business interests of the Company, its affiliates or their respective businesses; (iv) gross negligence in the performance of his material employment-related duties or responsibilities; or (v) breach of any material provision of the employment agreement (in the case of (iii), (iv) and (v), that is not cured by the Executive within 30 days of receipt of prior written notice from the Company setting forth in reasonable detail the circumstances giving rise to such Cause). A termination for Cause shall include a determination by



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the Board no later than six months following the termination of the Employment
Period that circumstances existed during the Employment Period that would have justified a termination by the Company for Cause.

          (c) BY THE EXECUTIVE. The Executive may terminate employment with or without Good Reason. For purposes of this Agreement, "GOOD REASON" means (i) a material diminution of the Executive's duties or responsibilities hereunder; or
(ii) a material breach by the Company of any provision of the Agreement, in each case that is not cured by the Company within 30 days of receipt of prior written notice from the Executive setting forth in reasonable detail the circumstances giving rise to such Good Reason.

          (d) TERMINATION PROCEDURES. Any termination of the Executive's employment by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a "NOTICE OF TERMINATION" means a written notice which (i) indicates the specific termination provision in this Agreement relied





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upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. For purposes of this Agreement, "DATE OF TERMINATION" means (i) if the Executive's employment is terminated by the Company or by the Executive (other than for death or Disability), 90 days following the date of receipt of the Notice of Termination and (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or, in the case of Disability, the date of the determination of the Executive's Disability, provided that the Company may pay the Executive (at the rate of his Annual Base Salary as then in effect) in lieu of part or all of such notice period.

          (e) EFFECT OF TERMINATION. Effective as of any Date of Termination, or, if earlier, as of any date specified by the Company at or following the delivery of a Notice of Termination, the Executive shall resign, in writing, from all Board memberships and other positions then held by him with the Company and its affiliates.

          5.   OBLIGATIONS OF THE COMPANY UPON TERMINATION.

          (a) GENERAL. If, during the Employment Period, the Executive's employment terminates for any reason, the Executive (or his estate, beneficiary or legal representative) shall be entitled to receive (i) any earned or accrued but unpaid Annual Base Salary through the Date of Termination, (ii) in the case of any termination of employment other than for Cause, any earned but unpaid annual bonus with respect to any fiscal year of the Company ending prior to the Date of Termination and (iii) all amounts payable and benefits accrued (including, but not limited to, any earned or accrued unpaid "SUELDO ANUAL COMPLEMENTARIO" and a prorated portion of vacation not taken by the Executive) under any otherwise applicable plan, policy, program or practice of the Company or its affiliates (other than relating to severance) in which Executive was a participant during his employment with Company in accordance with the terms thereof.





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          (b)  OTHER THAN FOR CAUSE, DEATH OR DISABILITY; GOOD REASON. If,
during the Employment Period, the Company terminates the Executive's employment other than for Cause, death or Disability, or the Executive terminates employment for Good Reason, the Company shall, subject to Section 13 (relating to release), in addition to the amounts provided in paragraph (a) above, pay to the Executive (or his estate, beneficiary or legal representative) (i) an amount equal to the Annual Base Salary then in effect (the "SEVERANCE PAYMENT") and
(ii) notwithstanding anything in this Agreement to the contrary, the Retention Award in one lump-sum payment as soon as practicable following the Date of Termination. The Severance Payment shall be paid to the executive in equal monthly installments and for a period commencing on the Date of Termination and ending on the first anniversary thereof. The Severance Payment shall be reduced by (and shall not be in addition to) any severance or any similar payment required to be made to the Executive under Argentine law or any other severance plan or program of the Company.

          6.   INDEMNIFICATION; D&O INSURANCE.

          (a) The Company agrees that if, during or after the Employment Period, the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "PROCEEDING"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such





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Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

          (b) Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under paragraph (a) of this Section that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of



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conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

          (c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

          7. COVENANT NOT TO COMPETE. The Executive acknowledges and agrees that the Company has a legitimate interest in being protected from the Executive's being employed in a position of management by an entity that competes with the Company. The Executive and the Company have considered carefully how best to protect the legitimate interests of the Company without unreasonably restricting the economic interests of the Executive, and hereby agree to the following restrictions, in addition to those contained in Section 8, as the most reasonable and equitable under the circumstances. During the Employment Period and for a period of twelve (12) months after the Executive's termination of employment with the Company for any reason (the "RESTRICTION PERIOD"), without the prior written consent of the Company, the Executive shall not, and shall cause any entity owned or controlled by the Executive not to, directly or indirectly:

          (a) own, manage, operate, join, control, lend money or render financial or other assistance to, or participate in as an officer, employee, director, partner, stockholder, consultant or otherwise in any person that owns or operates a "Telecommunications Network" (as defined in the Non-Competition and Cooperation Agreement referred to in the Stock Purchase Agreement (the





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"NON-COMPETE")) of the types described in the "Company Business Description" (as defined in the Non-Compete) or provides services of the types described in the Company Business Description, in each case within the "Geographic Area" (as defined in the Non-Compete), PROVIDED that the Executive and Telepuerto Internacional Buenos Aires S.A. may provide (i) transport for carrier services exclusively via fixed or transportable earthstation satellite, services for domestic and international transmission of television broadcasting, cable TV, and videoconferencing, audio, data and internet signals and teleport services to other carriers, (ii) internet access services to dial up consumers, (iii) provide internet access transport to other ISPs to the Argentine NAP and/or to the international internet backbone excluding high speed internet access to business customers, and (iv) web hosting and telehousing services;

          (b) Solicit, or cause or encourage any other person to solicit (i) any employee of the Company to leave his or her employ to enter into employment with any organization or (ii) any customer or business of the Company;

          (c) Apply for or procure any licenses or permits that are the same as or similar to the licenses or permits set forth in the Company Business Description, except for licenses necessary to provide the services permitted under paragraph (a) of this Section;

          (d) Apply for any domestic local telephony license or domestic/international long distance license as per the Licenses and Authorizations section in the Company Business Description;

          (e) Design, construct or commercially operate any telecommunications network (fiber, copper, coaxial cable, fixed wireless or microwave) similar to




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the telecommunications network mentioned in the Company Business Description in the Future Network section

           PROVIDED, HOWEVER, that for the purposes of this Section, ownership of securities having no more than five percent of the outstanding voting power of any entity whose securities are listed on any U.S. or Argentine national securities exchange or trade actively in the U.S. or Argentine over-the-counter market shall not be deemed a violation of this Section so long as the owner of such securities has no other connection or relationship with any such entity. For the avoidance of doubt, the foregoing limitations shall apply regardless of the technology used to provide the services referred to in this Section. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit the Executive from rendering services to, acquiring an economic interest in or otherwise providing assistance to the Company (as defined in the Non-Compete), Buyer (as defined in the Non-Compete) or any of their respective Affiliates (as defined in the Non-Compete).

          8. CONFIDENTIAL INFORMATION. The Executive acknowledges and agrees that all material information that is not publicly available or generally known in the industry concerning the Company's business including, without limitation, information relating to its products, customer lists, pricing, trade secrets, patents, business methods, and cost data, business plans and strategies (collectively, the "CONFIDENTIAL INFORMATION") is and shall remain the property of the Company. The Executive recognizes and agrees that all of the Confidential Information, whether developed by the Executive or made available to the Executive, other than information that is generally known to the public or generally known in the industry, is a unique asset of the business of the






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company, the disclosure of which would be damaging to the Company. Accordingly, the Executive agrees to hold such Confidential Information in a fiduciary capacity for the benefit of the Company. The Executive agrees that he will not at any time during or within 10 years after the Executive's employment with the Company for any reason, directly or indirectly, disclose to any person any Confidential Information the disclosure of which could harm the Company, other than information that is already known to the public or generally know in the industry, except as may be required in the ordinary course of business of the Company or as may be required by law. Promptly upon the termination of this Agreement for any reason, the Executive agrees to return to the Company any and all documents, memoranda, drawings, notes and other papers and items (including all copies thereof, whether electronic or otherwise) embodying any Confidential Information of the Company which are in the possession or control of the Executive. Information concerning the Company's business that becomes public as a result of the Executive's breach of this Section shall be treated as Confidential Information under this Section. For purposes of this Section and Sections 9, 10 and 11 of this Agreement, the term "Company" shall include the Company and each of its affiliates.

          9. BREACH OF CERTAIN PROVISIONS. The Executive acknowledges that a violation on the Executive's part of any of the covenants contained in Sections 7 or 8 of this Agreement would cause immeasurable and irreparable damage to the Company. The Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the non-competition,



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non-solicitation of employees, confidentiality and Company property provisions, will not prevent him from providing for himself and his family on a basis satisfactory to him and them. Accordingly, the Executive agrees that the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. The Executive agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of Sections 7 or 8 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Section shall not be rendered void but shall apply to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances. Any breach by the Executive of the provisions of Sections 7 or 8 of this Agreement shall relieve the Company of all obligations to any further payments to the Executive pursuant to this Agreement (including under all Company equity award grants pursuant to Section 3) or otherwise under any incentive or equity awards made by the Company and, in the case of a breach of Section 7 of this Agreement, shall entitle the Company to repayment from the Executive, upon demand, of all amounts previously paid to the Executive following or in the six months preceding such breach with respect to previously granted equity awards (i.e., in the case of any stock options, the net gain realized by the Executive with respect thereto during such period) and of the Retention Award. These remedies are in addition to any other remedies the Company may have with respect to any such breach.

          10. PROPERTY OF THE COMPANY. The Executive acknowledges that from time to time in the course of providing services pursuant to this Agreement, he




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shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company, including Confidential Information. The Executive hereby agrees that such property shall remain the exclusive property of the Company and shall be returned to the Company upon the Executive's termination of employment.

          11. INTANGIBLE ASSETS. The Executive shall not at any time have or claim any right, title or interest in any trade name, trademark, copyright, or other similar rights belonging to or used by the Company and shall not have or claim any rights, title or interest in any material or matter of any sort prepared for or used in connection with the business of the Company or promotion of the Company, whether produced, prepared or published in whole or in part by the Executive.

          12. LITIGATION; COOPERATION. If this Agreement is terminated by the Company other than for Cause or by the Executive for Good Reason, in consideration of the payments to be made to the Executive by the Company pursuant to Section 5(b) of this Agreement, the Executive agrees, during the period that the Company is actually making such payments to the Executive, to provide to the Company and its affiliates truthful and complete cooperation in all regulatory and litigation matters relating to the Company and the Executive's employment by the Company, including, but not limited to, the Executive's appearance at interviews and depositions at reasonable times (taking into account the Executive's then employment and place of residence) whether or






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not such matters have been commenced at the time of such termination, and to provide to counsel to the Company and its affiliates, upon request, all documents in the Executive's possession or under his control relating to such regulatory and litigation matters, all at no additional compensation to the Executive; provided, however, that the Company will reimburse the Executive for
(a) all reasonable expenses, including travel, lodging, meals and attorneys' fees and (b) any salary forfeited by the Executive or vacation time consumed by him during time spent by the Executive, in connection with the foregoing.

          13. RELEASE. In consideration of the payments to be made to the Executive pursuant to Section 5(b) of this Agreement and as a condition to the payment thereof, the Executive acknowledges that all such payments, if made in accordance with the terms of this Agreement, shall constitute complete satisfaction of all obligations owed by the Company to the Executive hereunder and shall further constitute the Executive's sole remedy against the Company regarding the Executive's employment hereunder. The parties hereby agree that if this Section becomes applicable they will execute a mutually acceptable general release to reflect the provisions of this Section.

          14.  SUCCESSORS

          (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive except by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement except in connection with the assignment or disposition of all or substantially all of the assets or stock of the Company.




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          (c)  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume the liabilities, obligations and duties of the Company and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place, consistent with the provisions of paragraph (a) of this Section. Except as specifically provided in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

          15.  MISCELLANEOUS.

          (a) Any dispute between the parties to this Agreement arising from this Agreement shall be submitted to the courts of the city of Buenos Aires, Argentina. This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Argentina. Notwithstanding the foregoing, any dispute relating to Stock Options shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to its conflict of law rules and shall be subject to the jurisdiction of the courts of the State of Delaware.

          (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:




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          IF TO THE EXECUTIVE, to

          Alejandro Osvaldo Rossi
          Av. Libertador 2112
          Piso 6, CP (1425)
          Buenos Aires, Argentina

          With copies to:

          Bruchou, Fernandez Madero & Lombardi
          Reconquista 336
          Capital Federal (1335)
          Argentina

          IF TO THE COMPANY, to

          its General Counsel

          with copies to:

          AT&T Corp.
          295 North Maple Avenue
          Basking Ridge, NJ 07920
          Attention: Executive Vice-President, Human Resources

          and

          AT&T Latin America Corp.
          2333 Ponce de Leon Blvd.
          Coral Gables, FL 33134
          Attention:  Chief Executive Officer

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section. Notices and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with




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all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement, and shall pay over to the appropriate authorities in a manner consistent with all applicable requirements, all United States, Argentine and any other applicable jurisdiction's federal, state and local taxes that are required to be withheld by applicable laws or regulations.

          (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (f) Except as provided herein, the Executive and the Company acknowledge that this Agreement constitutes the entire agreement between the parties and supersedes any prior agreement or understanding between the Executive and the Company concerning the subject matter hereof ("PRIOR AGREEMENTS"). The Executive agrees that any and all Prior Agreements shall terminate as of the Closing Date, and the Executive explicitly waives any rights to payments or benefits under the Prior Agreements, other than any earned or accrued base salary, bonus or other amounts payable or benefits owed and unpaid prior to the Closing Date. The Executive shall not be entitled to participate in any severance plans or programs of the Company during the Employment Period.






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


          (g) Except as provided herein, the original and controlling version of this Agreement shall be the version using the English language. All translations of this Agreement into other languages shall be for the convenience of the parties only, and shall not control the meaning or application of this Agreement. All notices and other communications required or permitted by this Agreement shall be in English, and the interpretation and application of such notices and other communications shall be based solely upon the English version thereof.

          (h) This Agreement shall only be effective as of the Closing Date. This Agreement shall be of no force and effect if the Closing (as defined in the Stock Purchase Agreement) does not occur and shall automatically expire if the Stock Purchase Agreement is terminated.

          (i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

               [The remainder of this page is intentionally blank]



                                       22
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                 IN WITNESS HEREOF, the Executive has hereunto set the
Executive's hand and, pursuant to the authorization of their Board of Directors, the Company and AT&T Latin America have, caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                               AT&T Latin America

                                  By:    /s/ John A. Haigh
                                         --------------------------------------
                                  Title: President--AT&T International Ventures
                                         --------------------------------------
                                         President--AT&T Latin America Corp.

                                  Keytech, LD

                                  By:    /s/ Jorge D. Ortiz
                                         --------------------------------------
                                  Title:
                                         --------------------------------------

                                  Executive
                                         /s/ Alejandro Rossi
                                         --------------------------------------





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